EXHIBIT 10.2

ANSYS, INC.
NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
Effective November 1, 2016
WHEREAS, certain Non-Employee Directors (defined below) have previously been granted DSUs (defined below) as part of their Non-Employee Director compensation from the Company (defined below); and
WHEREAS, the Board (defined below) has determined to provide Non-Employee Directors who currently hold DSUs with the opportunity to diversify a portion of such DSUs; and
WHEREAS, the Board may in the future provide Non-Employee Directors with the ability to defer other items of Compensation (defined below);
NOW, THEREFORE, this Plan is adopted effective as of the date written above.
ARTICLE I - PURPOSE OF PLAN
The Plan is a nonqualified deferred compensation plan which is unfunded and is maintained primarily for the purpose of providing deferred compensation for Non-Employee Directors. The Plan enables Non-Employee Directors to diversify their outstanding DSUs by choosing different investment alternatives upon which the future value of DSUs shall be based. The Plan does not allow Non-Employee Directors to change the time or form of payment with respect to DSUs. The Plan also enables Non-Employee Directors to defer certain items of Compensation in the future, should the Board choose to allow such a deferral arrangement. The Plan is not intended to meet the qualification requirements of Section 401(a) of the Code (defined below), but it is intended to meet the requirements of Section 409A of the Code, and it shall be operated and interpreted consistent with that intent.
ARTICLE II - DEFINITIONS
For purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:
2.1    Account
“Account” means the bookkeeping accounts maintained by the Company or its designated third party administrator in accordance with Article VI of the Plan to track DSUs subject to a Diversification Election, Deferral Election and, in either case, Investment Balance thereon. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.
2.2    Beneficiary
“Beneficiary” means the person, persons or entity entitled under Article VIII to receive any Plan benefits payable after a Participant’s death.
2.3    Board
“Board” means the Board of Directors of the Company.

EXHIBIT 10.2

2.4    Change in Control Event
A “Change in Control Event” means a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each within the meaning of Section 409A of the Code and the regulations promulgated thereunder.
2.5    Code
“Code” means the Internal Revenue Code of 1986, as amended.
2.6    Cash Compensation
“Cash Compensation” means cash fees paid by the Company to a Non-Employee Director for service on the Board.
2.7    Common Stock
“Common Stock” means the Company’s common stock, par value $0.01 per share.
2.8    Company
“Company” means ANSYS, Inc.
2.9    Compensation
“Compensation” means Cash Compensation and Equity Compensation, before reduction for amounts deferred under this Plan. Compensation does not include retention bonus, severance, expense reimbursements, any form of benefits, or any amount that has been previously deferred under the Plan or any other arrangement subject to Section 409A of the Code.
2.10    Deferral Election
“Deferral Election” means one or more written or electronic elections (including by on-line procedures established by the Plan Administrator) submitted by a Participant to the Plan Administrator pursuant to Article IV in which a Participant made an election to defer Cash Compensation and/or Equity Compensation and for which a Participation Agreement has been submitted by the Participant to the Plan Administrator in accordance with the terms of the Plan.
2.11    Diversification Election
“Diversification Election” means a written or electronic election (including by on-line procedures established by the Plan Administrator) submitted by a Participant to the Plan Administrator pursuant to Article V in which a Participant made an election to diversify all or a portion of such Participant’s DSUs by choosing a different investment alternative and for which a Participation Agreement has been submitted by the Participant to the Plan Administrator in accordance with the terms of the Plan.
2.12    DSU
“DSU” means a deferred stock unit award representing phantom stock units to be settled upon the recipient’s cessation of service on the Board and that were issued to a Participant under the Equity Plan (including a prior version of the Equity Plan) for service as a Non-Employee Director of the Board.

EXHIBIT 10.2

2.13    Elective Deferred Compensation
“Elective Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Election.
2.14    Equity Compensation
“Equity Compensation” means restricted stock units granted by the Company to a Non-Employee Director for service on the Board.
2.15    Equity Plan
“Equity Plan” means the Fifth Amended and Restated ANSYS, Inc. 1996 Stock Option and Grant Plan as may be amended or superseded from time to time.
2.16    Holding Requirement
“Holding Requirement” means the minimum stock ownership guidelines applicable to Non-Employee Directors under the Company’s Corporate Governance Guidelines as amended from time to time.
2.17    Investment Balance
“Investment Balance” means the appreciation or depreciation in the net asset value, and the reinvestment of cash distributions, of the investment alternatives selected by the Participant in accordance with Section 6.4.
2.18    Newly Eligible Participant
“Newly Eligible Participant” means a Non-Employee Director who is not previously eligible to make any deferral elections under any nonqualified deferred compensation plan that would be aggregated with this Plan under Section 409A of the Code and the regulations promulgated thereunder.
2.19    Non-Employee Director
“Non-Employee Director” means a member of the Board who is not also an employee of the Company.
2.20    Participant
“Participant” means any Non-Employee Director who is participating or has participated in this Plan.
2.21    Participation Agreement
“Participation Agreement” means a written or electronic agreement (including by on-line procedures established by the Plan Administrator) submitted by a Participant to the Plan Administrator in which a Participant made a Deferral Election or Diversification Election. There may be a separate Participation Agreement for each Deferral Election; however, the Deferral Election of a Participant shall continue in effect for subsequent years until modified by the Participant as permitted by the Plan. There may be a separate Participation Agreement for each Diversification Election.

EXHIBIT 10.2

2.22    Plan
“Plan” means this Non-Employee Director Deferred Compensation Plan, as amended from time to time.
2.23    Plan Administrator
“Plan Administrator” means the Board or its delegate(s).
2.24    Plan Year
“Plan Year” means a calendar year.
2.25    Separation from Service or Separates from Service
“Separation from Service” or “Separates from Service” means, with respect to a Participant, the date on which the Participant ceases to provide services to the Company (i.e., when a Non-Employee Director ceases to be a member of the Board for any reason including without limitation by reason of retirement, resignation, removal or death) as determined by the Plan Administrator in accordance with Section 409A of the Code and the regulations promulgated thereunder.
2.26    Shares
“Shares” means shares of Common Stock of the Company. On and after a Change in Control Event in which the Company’s Common Stock is no longer outstanding, Shares shall mean the cash, shares or other consideration paid with respect to shares of Common Stock of the Company in connection with such Change in Control Event.

EXHIBIT 10.2

ARTICLE III - PARTICIPATION GENERALLY; VESTING
3.1    Eligibility.
Participants are limited to Non-Employee Directors who are designated as eligible from time to time by the Plan Administrator. Non-Employee Directors who have previously been awarded DSUs are eligible to make a Diversification Election in accordance with Article V hereof. If the Board determines in the future to permit Deferral Elections, then Non-Employee Directors who are designated by the Plan Administrator are eligible to enter into a Deferral Election in accordance with Article IV hereof. If the Board determines in the future to permit Diversification Elections with respect to Equity Compensation that is subject to a Deferral Election, then Non-Employee Directors who are designated by the Plan Administrator are eligible to enter into a Diversification Election in accordance with Article V hereof.
3.2    Participation.
An individually eligible Non-Employee Director shall be a Participant in the Plan in a Plan Year by either submitting a Participation Agreement that contains a Diversification Election to the Plan Administrator in accordance with the rules set forth in Section V hereof or submitting a Participation Agreement that contains a Deferral Election to the Plan Administrator prior to the beginning of the Plan Year in accordance with the rules set forth in Section IV hereof.
3.3    Vesting
A Participant shall be fully vested in such Participant’s Account including all amounts attributable to Elective Deferred Compensation, any Diversification Election and any Investment Balance thereon.
ARTICLE IV - DEFERRAL ELECTIONS
4.1    Form of Deferral; Minimum Deferral; Time and Form of Distribution
Deferral Elections shall be available with respect to a Plan Year if the Board determines to make such elections available. The Board may determine to allow Deferral Elections for all Compensation, Cash Compensation only or Equity Compensation only. Once the Board determines to make Deferral Elections available, such elections shall continue to be available for future Plan Years unless otherwise determined by the Plan Administrator. A Participant may elect any of the following Deferral Elections in the Participation Agreement:
(a)    Cash Compensation Deferral Election. If permitted by the Plan Administrator, a Participant may voluntarily elect to defer 100 percent of such Participant’s Cash Compensation. The Deferral Election for Cash Compensation shall be delivered to the Plan Administrator prior to the beginning of the Plan Year in which such Cash Compensation would otherwise be earned and shall apply to Cash Compensation payable for services to be performed in succeeding Plan Years until the election is revoked by the Participant as permitted by the Plan. A Participant may not elect to defer less than 100% of Cash Compensation.
(b)    Equity Compensation Deferral Election.
If permitted by the Plan Administrator, a Participant may voluntarily elect to defer 100 percent of such Participant’s Equity Compensation. The Deferral Election for Equity Compensation shall be delivered to the Plan Administrator prior to the beginning of the Plan Year in which such Equity Compensation would otherwise be earned and shall apply to Equity Compensation payable for services to be performed in succeeding Plan Years until the election is revoked by the Participant as permitted by the Plan. A Participant may not elect to defer less than 100% of Equity Compensation.
(c)    Deferral Election by a Newly Eligible Participant

EXHIBIT 10.2

The initial Deferral Election of a Newly Eligible Participant shall be made by the Participant delivering such Deferral Election to the Plan Administrator not later than 30 days after the Newly Eligible Participant is first eligible to participate in the Plan; provided that such Deferral Election shall apply only to Compensation earned and paid for services to be performed subsequent to the election.
4.2    Revocation and Modification of Deferral Election
A Deferral Election for any Plan Year shall be irrevocable with respect to Compensation payable for such Plan Year. A Deferral Election may only be modified or revoked for subsequent Plan Years. In order to modify or revoke a Deferral Election, a Participant must submit a new Participation Agreement to the Plan Administrator. Such modification or revocation shall be applicable to Compensation to be earned in the Plan Year commencing after the Plan Administrator receives such new Participation Agreement. A Deferral Election becomes irrevocable on the last day of the Plan Year prior to the Plan Year pertaining to such Deferral Election.
4.3    Time and Form of Distribution
A Participant who makes a Deferral Election may specify the time of payment from among the following choices:
(a)    Participant’s Separation from Service;
(b)    Change in Control Event;
(c)    Specified Date; or
(d)    The earliest of any of (a)-(c).
If a Participant does not make an election as to the time of Payment, such Participant shall be deemed to have elected to receive the distribution of such Participant’s Account upon the first to occur of a Change in Control Event or the Participant’s Separation from Service. All Cash Compensation that is subject to a Deferral Election and any Investment Balance thereon shall be paid to the Participant in a single lump sum in cash as soon as reasonably practicable after (but no more than 30 days after) the date on which such amount first becomes payable. All Equity Compensation that is subject to a Deferral Election and any Investment Balance thereon shall be paid to the Participant in a single lump sum in Shares, unless the Participant has made a Diversification Election with respect thereto, and in such case, shall be paid to the Participant in a single lump sum in cash, in each case, as soon as reasonably practicable after (but no more than 30 days after) the date on which such amount first becomes payable.
A Participant who makes a Deferral Election may not specify a form of payment as all payments under the Plan shall be made in a single lump sum.

EXHIBIT 10.2

ARTICLE V - DIVERSIFICATION ELECTIONS
5.1    Timing of Diversification Election - DSUs
After establishment of the Plan, and in accordance with the Company’s insider trading policies and procedures, the Plan Administrator shall provide each Non-Employee Director who has previously been granted DSUs the ability to make a one-time Diversification Election with respect to such DSUs underlying common stock. No Diversification Election will be permitted with respect to any DSUs that have vested within the six month period prior to the date on which a Non-Employee Director intends to make a Diversification Election. In addition, a Diversification Election may not be made with respect to more than the lesser of (a) 5000 DSUs or (b) 15% of the Director’s total number of Shares. Each eligible Non-Employee Director shall have a period of 14 days (or such other period of time as specified by the Plan Administrator) in which to affirmatively make such a Diversification Election. Once a Diversification Election has been made, the Participant may subsequently choose new investment alternatives with respect to such diversified amounts in accordance with rules established by the Plan Administrator from time to time. No Diversification Election may change the time or form of payment with respect to the underlying common stock affiliated with the DSUs. Such time and form of payment shall continue to be governed by the agreement applicable to such DSUs between the Participant and the Company pursuant to the Equity Plan.
5.2    Timing of Diversification Election – Equity Compensation Subject to Deferral Election
If permitted by the Board, the Plan Administrator may provide each Non-Employee Director who has made a Deferral Election with respect to Equity Compensation with the ability to make a Diversification Election with respect thereto at such time or times as determined by the Plan Administrator. A Diversification Election may not be made with respect to more than the lesser of (a) 5000 Shares or (b) 15% of the Director’s total number of Shares. Each eligible Non-Employee Director shall have a period of 14 days (or such other period of time as specified by the Plan Administrator) in which to affirmatively make such a Diversification Election. Once a Diversification Election has been made, the Participant may subsequently choose new investment alternatives with respect to such diversified amounts in accordance with rules established by the Plan Administrator from time to time. No Diversification Election may change the time or form of payment with respect to such Elective Deferred Compensation. Such time and form of payment shall continue to be governed by the Deferral Election applicable to such Elective Deferred Compensation. The Diversification Election shall apply to an Account prospectively after such election is made.
5.3    Holding Requirements
Notwithstanding Sections 5.1 and 5.2 (above), a Non-Employee Director shall not be permitted to make a Diversification Election unless and until such Non-Employee Director has satisfied the Holding Requirement, as determined by the Board in its sole discretion. If a Non-Employee Director has satisfied the Holding Requirement, he or she shall only be permitted to make a Diversification Election with respect to a number of DSUs or other Equity Compensation subject to a Deferral Election in excess of such Holding Requirement. Any Diversification Election that would cause a Director to no longer satisfy the Holding Requirement shall not be accepted by the Plan Administrator.
5.4    No Diversification Back Into Shares
Participants may not elect Shares as an investment alternative with respect to such Participant’s Account. A Participant who has made a Diversification Election will not be permitted to re-elect or to designate Shares as the investment alternative with respect to such Participant’s Account.
ARTICLE VI - ACCOUNTS
6.1    Accounts

EXHIBIT 10.2

For recordkeeping purposes only, Accounts shall be maintained for each Participant. In the case of a Participant who makes both a Deferral Election and a Diversification Election, there shall be both a Deferral Account and a Diversification Account. The Plan Administrator may maintain multiple sub-accounts within the Deferral Account and Diversification Account, if necessary, to reflect different years in which Compensation is deferred, and different investment alternatives.
6.2    Investment Balance
Each Participant’s Accounts shall be adjusted to reflect the investment appreciation or depreciation as specified in Section 6.4.
6.3    Valuation of Accounts
Each Participant’s Accounts as of each business date shall consist of the balance of the Participant’s Accounts as of the immediately preceding business date, plus the Participant’s Elective Deferred Compensation credited since the last business date plus or minus the appropriate Investment Balance.
6.4    Participant Selection of Investment Indices
Each Participant shall specify, in the manner prescribed by the Plan Administrator, the allocation of such Participant’s Account among investment alternatives available under the Plan. The Participant’s selection of an investment alternative will have no bearing on the actual investment or segregation of Company assets, but will be used as the basis for making adjustments to the Participant’s Accounts as described in Section 6.3. A Participant can change such Participant’s investment alternatives at such time, and in such manner, as determined by the Plan Administrator. The Plan Administrator may change the investment alternatives available to Participants at any time in the Plan Administrator’s absolute discretion. If a Participant does not select any investment alternative, such Participant’s Account will be allocated to a default investment alternative selected by the Plan Administrator from time to time. If a Participant makes a Deferral Election with respect to Equity Compensation, the investment alternative applicable thereto shall be based on Shares unless and until the Participant makes a Diversification Election with respect thereto.
ARTICLE VII - DISTRIBUTION OF BENEFITS
7.1    When Benefits Become Payable
The Participant (or such Participant’s Beneficiary in the case of the Participant’s death) shall be entitled to receive distributions from the Plan with respect to any Shares and Shares subject to a Diversification Election upon the Participant’s Separation from Service. The Participant (or such Participant’s Beneficiary in the case of the Participant’s death) shall be entitled to receive distributions from the Plan with respect to any Elective Deferrals as specified in the Participant’s Participation Agreement. All benefits shall be paid in a single lump sum in cash unless a Participant has made a Deferral Election with respect to Equity Compensation and has not made a Diversification Election with respect thereto; in such case the Account in respect of Equity Compensation and any Investment Balance with respect thereto shall be paid in a single lump sum in Shares.
7.2    Form of Benefit Payment
Payment of a Participant’s Account shall be made in a single lump sum as soon as reasonably practicable after (but no more than 30 days after) the date on which such benefits first become payable as specified in Section 7.1 above.
7.3    Withholding Taxes
The Company or the trustee of any trust established pursuant to Section 10.8 shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal or state law.

EXHIBIT 10.2

ARTICLE VIII - BENEFICIARY DESIGNATION
8.1    Beneficiary Designation
Each Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator during the Participant’s lifetime.
8.2    Changing Beneficiary
Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Plan Administrator. The filing of a new designation shall cancel all designations previously filed.
8.3    No Beneficiary Designation
In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:
(a)    the surviving spouse;
(b)    the Participant’s children in equal amounts, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;
(c)    the Participant’s estate.
8.4    Effect of Payment
The payment to the deemed Beneficiary shall completely discharge the Company’s obligations under this Plan.
ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN
The Plan may be amended or terminated when in the sole discretion of the Company such amendment or termination is advisable. The Plan can be amended retroactively at any time, except that such amendment cannot materially adversely affect the rights of a Participant as to amounts deferred or diversified prior to such amendment. Any amendment or termination shall be made by a written instrument signed by the Company and consented to by the Board. Any distribution made on account of the termination of the Plan shall be made in accordance with Section 409A of the Code and the regulations promulgated thereunder.

EXHIBIT 10.2

ARTICLE X - MISCELLANEOUS PROVISIONS
10.1    Information to be Furnished
Participants shall provide the Company with such information and evidence, and shall sign such documents, as may reasonably be requested from time to time for the purpose of administration of the plan.
10.2    Spendthrift Clause
No Participant or Beneficiary shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of the benefits provided by this Plan, nor shall such benefits be subject to seizure by legal process by any creditor of such Participant or Beneficiary. Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder to the extent permitted by ERISA and the Code.
10.3    Insider Trading Policy
All Diversification Elections with respect to DSUs or other items of Equity Compensation shall be subject to the Company’s insider trading policy and procedures in effect from time to time, including those procedures applicable to “insiders” under Section 16 of the Securities Exchange Act. Unless otherwise allowed by the Plan Administrator, no Participant shall be permitted to make a Diversification Election within six months of such Participant’s purchase of any Shares.
10.4    Plan not Employment Contract
The Plan shall not be deemed to be a contract between the Company and any Participant, or to be consideration or an inducement for the employment or service of any Participant. No Participant in the Plan shall acquire any right to be retained in the employment or service of the Company by virtue of the Plan, nor upon such Participant’s dismissal or upon such Participant’s voluntary termination of service shall such Participants have any right or interest in the Plan other than as specifically provided herein.
10.5    Governing Law
This Plan shall be construed, administered and enforced according to the laws of Delaware.
10.6    Construction
A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.
10.7    Construction Consistent with Section 409A of the Code
The provisions of this Plan are intended to be construed and applied in a manner consistent with compliance with Section 409A of the Code, where applicable, and shall be construed and applied consistent with such intent. However, the Company shall bear no responsibility for any determination by any other person or persons that the arrangement or the administration thereof is subject to the tax provisions of Section 409A of the Code.
10.8    Trust Fund

EXHIBIT 10.2

The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Company may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
10.9    Overpayments
Any overpayments made under the Plan must be promptly returned to the Company. The Plan Administrator and its agents are authorized to (a) recoup any overpayments plus earnings or interest, and (b) offset any overpayments that are not returned against other payment or benefits to which the recipient is or becomes entitled.
ARTICLE XI - CLAIMS PROCEDURE
11.1    Filing of a Claim for Benefits
If a Participant or Beneficiary (the “Claimant”) believes that he or she is entitled to benefits under the Plan that are not being paid, he or she shall file a written claim therefore with the Plan Administrator.
11.2    Notification to Claimant of Decision
Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant in writing of the decision with regard to the claim.
11.3    Extension of Time
In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant (prior to expiration of the initial 90-day period) written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action following an adverse benefit determination on review.
11.4    Procedure for Appeal
Within 60 days following receipt by the Claimant of notice denying a claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant may appeal denial of the claim by filing a written application for review with the Plan Administrator. Following such request for review, the Plan Administrator shall fully and fairly review the decision denying the claim. Prior to the decision of the Plan Administrator, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.
11.5    Decision on Appeal
The decision on appeal of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner:

EXHIBIT 10.2

(a)    Within 60 days following receipt by the Plan Administrator of the request for appeal (or within 120 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.
(b)    With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, and shall be written in a manner calculated to be understood by the Claimant. The decision of the Plan Administrator shall be final and conclusive.
11.6    Action by Authorized Representative of Claimant
All actions set forth in this Section to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by the Claimant to act in his or her behalf on such matters. The Plan Administrator may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.
11.7    Exclusive Remedy
A Claimant must exhaust all procedures and remedies under this Section before seeking any judicial review of any claim under the Plan. Following the exhaustion of all administrative remedies hereunder, if a Claimant desires to bring legal action, he or she must do so within one year after the final adjudication by the Plan Administrator in accordance with this Section. A Claimant is prohibited from presenting any evidence in a legal action concerning the Plan that was not timely presented to the Plan Administrator as part of the Plan’s administrative review process. Any such legal action shall further be subject to the terms and conditions of the Equity Plan.